Exhibit 99.1

NEWS RELEASE
Investor Contact:
Gus Okwu / DRG&E
404-532-0086
gokwu@drg-e.com

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415-659-3580
onapolitano@fibertower.com

FIBERTOWER REPORTS 2009 THIRD QUARTER RESULTS

Quarterly Revenue Increase of 4% and

Continued Gross Profit Improvement

San Francisco, CA, November 5, 2009 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the quarter ended September 30, 2009.

Highlights for the third quarter of 2009 included the following:

•      Revenue grew 4% to $16.2 million from $15.6 million in the second quarter of 2009.  Revenue grew 21% year-over-year.

•      Average monthly revenue per billing site grew 4% to $1,931 from $1,860 in the second quarter of 2009.  Average monthly revenue per billing site grew 15% year-over-year.

•      Gross profit (service revenues less cost of service revenues — excluding impairment charges) increased by 20% to $1.8 million from $1.5 million in the second quarter of 2009.

•      Adjusted EBITDA remained unchanged as compared to the previous quarter at a loss of $3.2 million in the third quarter of 2009 due to expenses related to the Company’s recently launched exchange offer.  Adjusted EBITDA improved by 50% year-over-year.

•      The Company had cash and cash equivalents balance of $85 million at September 30, 2009.

“We completed another solid quarter highlighted by continued organic growth in our core cell site backhaul business and improving profitability,” said Kurt Van Wagenen, FiberTower’s President and Chief Executive Officer.  “Our performance during the third quarter was primarily driven by greater penetration in existing markets. We also made progress in our other key initiatives, including signing four new wholesale partners, submitting seven applications for stimulus funding under the federal government’s

National Broadband Initiative (NBBI), and initiating a transaction intended to improve our capital structure.”

Subsequent to the completion of the third quarter ended September 30, 2009, the Company announced the following events:

•      The Company commenced an exchange offer for its outstanding 9.00% Convertible Senior Secured Notes due 2012 (the “Existing Notes”) for 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the “Interim Notes”), which will be mandatorily redeemable upon certain conditions for a combination of cash, equity and new debt.  The purpose of the exchange offer is to improve the Company’s capital structure by reducing debt and cash interest expense as well as extending its debt maturities.  Completion of the mandatory redemption is subject to certain conditions including: (i) receipt of shareholder approval in accordance with Nasdaq Stock Market requirements for the issuance of shares of common stock in the mandatory redemption; (ii) receipt of FCC approval for the change of control of the Company that will result from the issuance of shares of common stock in the mandatory redemption; and (iii) the exchange of not less than 90% of the outstanding Existing Notes for Interim Notes.  The exchange offer is scheduled to expire at 5:00 p.m. Eastern time on December 1, 2009, unless extended by the Company.  On November 4, 2009, the Company filed a preliminary Proxy Statement related to its special shareholder meeting scheduled for December 15, 2009.

•      Pursuant to the terms of the debt exchange offer, the Company’s board of directors will be reduced from nine to seven members upon consummation of the mandatory redemption of the Interim Notes.  John Kelly, Crown Castle’s Executive Vice Chairman, will be appointed as FiberTower’s Chairman of the Board.  The Company’s remaining directors will include Phil Kelley, Crown Castle’s Senior Vice President of Corporate Development, Kurt Van Wagenen, and Steven D. Scheiwe, President of Ontrac Advisors.  Additional directors will be elected following the mandatory redemption of the Interim Notes.

•      The Company announced that it has extended its Master Lease Agreement with Crown Castle for another five years.  The parties also agreed to cooperate on the marketing of FiberTower’s backhaul services at Crown Castle tower sites.

•      The Company announced that it was recognized by Deloitte LLP’s Technology Fast 500™, which ranks the 500 fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America.  Rankings are based on percentage of fiscal year revenue growth during the five year period from 2004-2008. FiberTower ranked twentieth in the communications/networking category and 100th in the overall ranking.

“In October, we commenced an exchange offer for our outstanding 9% convertible notes in order to improve our capital structure by reducing our debt and interest expense, and also to extend our debt maturities,” Van Wagenen added.  “We believe this is a prudent move that will ultimately enhance our operating flexibility and improve our ability to pursue attractive opportunities that our developing within our sector.  We are also pleased that Crown Castle expressed their support by extending our Master Lease Agreement for another five years and also committed to jointly marketing our services.  We look forward to continuing to work alongside Crown Castle and capitalizing on the opportunities presented to us during this critical juncture in the wireless industry’s development.”

2009 Third Quarter Consolidated Results

Service revenues for the three months ended September 30, 2009 increased by $0.6 million or 4%, to $16.2 million compared to $15.6 million for the second quarter of 2009.  Continuing organic growth from existing sites and the addition of 101 new billing locations drove the increase in service revenues during the third quarter of 2009.

The Company reported a gross profit of $1.8 million in the third quarter of 2009 as compared to gross profit of $1.5 million for the preceding quarter, an improvement of $0.3 million, or 20%.  The 2009 third quarter represented the third consecutive quarter in which FiberTower reported positive gross profit.  Gross profit or loss is calculated as service revenues less all cost of service revenues excluding impairment charges.

Operating expenses in the third quarter of 2009 increased by $1.2 million or 4% compared to the second quarter of 2009.  Net loss was ($21.8) million for the third quarter of 2009 compared to net income of $20.8 million for the second quarter of 2009.  Second quarter 2009 net income reflected the recognition of a gain of $44.6 million on the early extinguishment of debt.

On an Adjusted EBITDA basis, the loss in the third quarter of 2009 remained unchanged at $3.2 million as compared to second quarter of 2009.  General and Administrative expenses for the third quarter included expenses of approximately $0.6 million associated with the exchange offer. Excluding these expenses, third quarter 2009 Adjusted EBITDA loss was $2.6 million as compared to a $3.2 million loss for the second quarter of 2009 and reflecting an improvement of 19% over the previous quarter.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt and other income (expense).  The reconciliation of Adjusted EBITDA, which is a non-GAAP financial measure, to net income (loss) is provided at the end of this news release.

Liquidity and Capital Resources

During the third quarter of 2009, the Company’s consolidated cash consumption was $4.7 million as compared to $35.6 million in the second quarter of 2009.  Excluding the impact of repurchasing debt in the second quarter of 2009, the Company’s consolidated cash consumption remained unchanged at $4.7 million.

The Company’s outstanding debt, including accretion, at September 30, 2009 was $307.5 million.

Capital expenditures for the third quarter of 2009 totaled $2.3 million unchanged from the second quarter of 2009.  The majority of the capital investments made by FiberTower in the third quarter were used towards adding incremental customers at existing sites.

Consolidated cash and cash equivalents at September 30, 2009 were $85.0 million, compared to $89.7 million at June 30, 2009.

“Our actions over the last several quarters have been directed towards ensuring that the Company is in a stronger financial and operating position to benefit from opportunities that are presented to us,” said Thomas Scott, Chief Financial Officer of FiberTower.  “During the third quarter, we continued to generate improvements in gross profit and Adjusted EBITDA as well as maintained our available cash at sufficient levels. Our expectation for cash capital expenditures for 2009 is between $10 million to $15 million and we continue to have the ability to reduce those expenditures should market conditions warrant such an action.”

The exchange offer described herein is being made in reliance of an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”) and an exemption from state securities law requirements provided by Section 18(b)(4)(C) of the Securities Act.  None of FiberTower Corporation, its subsidiaries or its board of directors makes any recommendation as to whether holders of the Existing Notes should exchange their Existing Notes in the exchange offer.

Conference Call Details

FiberTower has scheduled a conference call for Friday, November 6, 2009 at 11:30 a.m. Eastern Time to discuss 2009 third quarter results.  Please dial 480-629-9722 or 877-941-1848 and ask for the FiberTower call (ID #4173789) at least 10 minutes prior to the start time.  A telephonic replay of the call will be available through 11:59 p.m. Eastern Time on November 13th and may be accessed by dialing 303-590-3030 using the passcode ID #4173789.  An audio archive will also be available on FiberTower’s website at http://www.fibertower.com shortly after the call and will be accessible for approximately ninety days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands,

carrier-class microwave and fiber networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, expected cost savings associated with our reduction in workforce in 2008, anticipated cash balances and the completion of the exchange offer for the Existing Notes and the Mandatory Redemption.  There can be no assurance that the exchange offer and consent solicitations will be completed, either because the conditions to complete such transactions may not be satisfied, or otherwise. There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Key Operating Metrics	3Q08	4Q08	1Q09	2Q09	3Q09

Billing Sites:
Billing Sites Added	146	33	27	5	8
Ending Billing Sites	2,730	2,763	2,790	2,795	2,803
Billing Sites / Sites Deployed	88%	89%	89%	90%	90%
Average Monthly Revenue/Site	$1,679	$1,732	$1,767	$1,860	$1,931

Billing Customer Locations:
Billing Customer Locations Added	553	264	171	65	101
Ending Billing Customer Locations	5,832	6,096	6,267	6,332	6,433
Colo rate	2.14	2.21	2.25	2.27	2.30

Sites Deployed:
FiberTower Sites Constructed	87	24	1	-3	0
Ending Sites Deployed	3,096	3,120	3,121	3,118	3,118

Backlog:
Customer Location Backlog*		1,463		1,281

Billing Sites are installed sites from which we provide revenue-producing service(s) to customer(s).

Average Monthly Revenue/Site is the average monthly revenue per billing site.

Billing Customer Locations are carrier locations at which we currently provide revenue-producing service(s).  FiberTower billing sites could have multiple customer locations.

Collocation Rate is the number of customer locations per billing site.

Sites Deployed represents installed sites that are ready for the provision of services.  FiberTower sites can be located on cell towers, rooftops, or other points of bandwidth aggregation.

Customer Location Backlog is the number of sold customer locations not yet billing. (*Note that FiberTower reports backlog on a semi-annual basis.)

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Service revenues	$16,213	$13,383	$46,511	$34,957
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	14,430	15,819	42,564	48,220
Cost of service revenues - impairment of long-lived assets and other charges	242	885	407	14,318
Sales and marketing	610	1,020	2,058	4,601
General and administrative	5,638	4,530	16,797	15,493
Depreciation and amortization	7,013	6,090	21,040	17,908
Restructuring charges	90	438	291	5,962
Impairment of goodwill	—	—	—	86,093
Total operating expenses	28,023	28,782	83,157	192,595
Loss from operations	(11,810)	(15,399)	(36,646)	(157,638)
Other income (expense):
Interest income	32	1,083	259	4,757
Interest expense	(10,060)	(11,397)	(37,455)	(34,306)
Gain on early extinguishment of debt, net	—	—	98,248	—
Miscellaneous income (expense), net	(5)	38	167	48
Total other income (expense), net	(10,033)	(10,276)	61,219	(29,501)
Income (loss) before income taxes	(21,843)	(25,675)	24,573	(187,139)
Income tax benefit	—	—	1,087	—
Net income (loss)	$(21,843)	$(25,675)	$25,660	$(187,139)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.14)	$(0.17)	$0.17	$(1.25)
Diluted	$(0.14)	$(0.17)	$0.17	$(1.25)

Shares used in computing net income (loss) per share:
Basic	147,315	144,826	147,087	144,387
Diluted	147,315	144,826	148,119	144,387

FIBERTOWER CORPORATION

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands, except par value)

	September 30, 2009	December 31, 2008
Assets:
Current assets:
Cash and cash equivalents	$84,957	$154,357
Accounts receivable, net of allowances of $50 and $37 at September 30, 2009 and December 31, 2008, respectively	7,355	6,652
Prepaid expenses and other current assets	2,761	2,845
Total current assets	95,073	163,854
Property and equipment, net	222,320	236,585
FCC licenses	287,495	287,495
Debt issuance costs, net	5,430	9,599
Intangible and other long-term assets, net	3,825	3,936
Total assets	$614,143	$701,469

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,936	$3,826
Accrued compensation and related benefits	2,131	2,052
Accrued interest payable	11,487	4,628
Other accrued liabilities	2,066	1,984
Current portion of accrued restructuring costs	1,199	1,342
Total current liabilities	19,819	13,832
Other liabilities	2,401	1,419
Deferred rent	7,182	6,175
Asset retirement obligations	4,424	4,048
Long-term accrued restructuring costs, net of current portion	1,801	2,436
Convertible senior secured notes	307,508	430,317
Deferred tax liability	71,904	73,372
Total liabilities	415,039	531,599
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 151,288 and 150,520 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	152	151
Additional paid-in capital	797,668	794,095
Accumulated deficit	(598,716)	(624,376)
Total stockholders’ equity	199,104	169,870
Total liabilities and stockholders’ equity	$614,143	$701,469

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Nine Months Ended September 30,
	2009	2008
Operating activities
Net income (loss)	$25,660	$(187,139)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	21,040	17,908
Gain on early extinguishment of debt, net	(98,248)	—
Non-cash payment-in-kind of interest	18,213	—
Accretion of convertible notes	12,472	10,756
Accretion of investments in debt securities	—	(851)
Accretion of asset retirement obligations	375	322
Amortization of debt issuance costs	1,018	1,701
Stock-based compensation	3,554	4,726
Loss on disposal of equipment	13	705
Impairment of long-lived assets and other charges	407	14,318
Restructuring charges	291	4,444
Impairment of goodwill	—	86,093
Income tax (benefit)	(1,087)	—
Net changes in operating assets and liabilities:
Accounts receivable, net	(703)	(1,971)
Prepaid expenses and other current assets	84	(1,085)
Other long-term assets	(113)	(318)
Accounts payable	(890)	(9,000)
Accrued compensation and related benefits	79	(1,074)
Accrued interest payable	6,859	8,955
Other accrued liabilities and deferred rent	707	1,074
Net cash (used) in operating activities	(10,269)	(50,436)
Investing activities
Purchases of certificates of deposit	—	(4,244)
Maturities of certificates of deposit	—	5,000
Maturities of restricted cash	—	19,306
Purchase of property and equipment	(6,951)	(34,000)
Cash (used) in investing activities	(6,951)	(13,938)
Financing activities
Cash paid for par value on convertible notes repurchased	(52,180)	—
Proceeds from exercise of stock options	—	359
Cash (used) provided by financing activities	(52,180)	359
Net decrease in cash and cash equivalents	(69,400)	(64,015)
Cash and cash equivalents at beginning of period	154,357	223,330

Cash and cash equivalents at end of period	$84,957	$159,315

Supplemental Disclosures
Cash paid for interest	$1,971	$18,128

Reconciliation of Non-GAAP Financial Measures:

This news release includes the use of adjusted EBITDA, which is a non-GAAP financial measure management uses to monitor the financial performance of the Company’s operations.  This measurement, together with GAAP measures such as revenue and loss from operations, assists management in its decision-making processes relating to the operation of the Company’s business.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt and other income (expense).  Adjusted EBITDA is not a substitute for operating income, net income (loss), or cash flow used in operating activities as determined in accordance with GAAP, as a measure of performance or liquidity.  In addition, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.  This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the Company’s reported financial results as determined in accordance with GAAP.  The following table shows the calculation of the Company’s total Adjusted EBITDA reconciled to net income (loss).

	Three months ended
	9/30/09	6/30/09	9/30/08

Net income (loss)	$(21,843)	$20,791	$(25,675)
Depreciation and amortization	7,013	7,004	6,090
Stock-based compensation	1,280	873	1,590
Impairment of long-lived assets and other charges	242	62	885
Restructuring charges	90	97	438
Interest income	(32)	(73)	(1,083)
Interest expense	10,060	12,280	11,397
Gain on early extinguishment of debt, net	—	(44,577)	—
Miscellaneous (income) expense, net	5	(57)	(38)
Income tax provision	—	381	—

Adjusted EBITDA	$(3,185)	$(3,219)	$(6,396)

	Nine months ended
	9/30/09	9/30/08

Net income (loss)	$25,660	$(187,139)
Depreciation and amortization	21,040	17,908
Stock-based compensation	3,554	4,726
Impairment of long-lived assets and other charges	407	14,318
Restructuring charges	291	5,962
Impairment of goodwill	—	86,093
Interest income	(259)	(4,757)
Interest expense	37,455	34,306
Gain on early extinguishment of debt, net	(98,248)	—
Miscellaneous (income), net	(167)	(48)
Income tax (benefit)	(1,087)	—

Adjusted EBITDA	$(11,354)	$(28,631)